SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

        Name: E*TRADE Funds

        Address of Principal  Business Office (No. & Street,  City,  State,  Zip
Code): 2400 Geng Road, Palo Alto, CA 94303

        Telephone Number (including area code): (650) 842-2500

        Name and address of agent for service of process: Kathy Levinson, Trustee, 2400 Geng Road, Palo Alto, CA 94303

        Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        YES   |X|            NO   |_|

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Palo Alto, and the State of California on the 4th day of November, 1998.

                                 E*TRADE Funds


                                 By: /s/ Kathy Levinson
                                        (signature)

                                 Name:  Kathy Levinson, Trustee
                                        (print name)
Attest:
          Leonard C. Purkis
          (signature)
By:       Trustee